EXHIBIT 23(B)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of United Dominion Realty Trust, Inc. that is made a part of the Registration Statement (Form S-4 dated October 9, 1996) and Prospectus of United Dominion Realty Trust, Inc. for the registration of 22,845,000 shares of its common stock, and to the incorporation by reference therein of our report dated January 30, 1996, with respect to the consolidated financial statements and schedule of South West Property Trust Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                         /s/          ERNST & YOUNG LLP

Dallas, Texas
October 4, 1996